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                                                                  EXHIBIT (a)(8)

            [FORM OF CONFORMATION OF RECEIPT OF LETTER OF TRANSMITTAL
                        AND PROMISE TO GRANT NEW OPTIONS]

[________________], 2003

[Name and Address]

Dear [Name],

           On behalf of Core Molding Technologies, Inc. ("Core Molding"), I am writing to confirm receipt of your letter of transmittal and other materials relating to your tender to Core Molding of options to purchase shares of common stock of Core Molding described therein. If you wish to withdraw your election to cancel the options, you may do so by delivering a written notice of withdrawal in accordance with the terms of the Offer to Acquire All Outstanding Stock Options for New Stock Options, as thereby amended ("Offer to Acquire") at any time before 5:00 p.m. Eastern Standard Time, on July 31, 2003. If we further extend the time during which you may elect to participate, you have the right to withdraw the tendered old options at any time until the extended period expires. In addition, if we do not accept your old options in exchange for new options by August 4, 2003, you may withdraw such options at any time after that date.

           Assuming that you do not withdraw your election and Core Molding does not terminate or withdraw the offer, in exchange for your agreement to cancel all the options previously granted to you, Core Molding hereby promises to grant you new stock options for 95% of the number of shares covered by your Old Options no earlier than February 2, 2004 ("New Options"). The exercise price of the New Options will be equal to the greater of (i) $1.70 per share or (ii) the then current market value of Core Molding's common stock at the time of the grant.

           In order to receive the New Options, you must be an employee of Core Molding on the date the New Options are granted. The promise to grant does not constitute a guarantee of employment with Core Molding for any period.

           If you have any questions about your rights in connection with the foregoing, please call the undersigned at (614) 870-5000.

                                           Very truly yours,


                                           James L. Simonton,
                                           President and Chief Executive Officer